                                                                  Exhibit (d)(1)

INSURED:         [JOHN DOE]
POLICY NUMBER:   [00 000 000]
POLICY DATE:     [SEPTEMBER 1, 2009]

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
51 Madison Avenue, New York, NY 10010 (A Delaware Corporation)

THE CORPORATION will pay the benefits of this policy in accordance with its provisions. The pages that follow are also a part of this policy.

RIGHT TO EXAMINE POLICY. Please examine your policy. Within 10 days after delivery, you can return the policy to the Corporation or to the representative through whom it was purchased. If this policy is returned, the policy will be void from the start and a refund will be made. The amount we refund will equal the greater of the policy's Cash Value as of the date the policy is returned or the premiums paid less loans and surrenders.

VARIABLE LIFE INSURANCE BENEFIT. THE LIFE INSURANCE BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LIFE INSURANCE BENEFIT OPTION SELECTED. FURTHER INFORMATION REGARDING THIS BENEFIT IS GIVEN IN THE LIFE INSURANCE BENEFITS SECTION ON PAGE 4 OF THE POLICY.

CASH VALUE. TO THE EXTENT THE POLICY'S CASH VALUE IS ALLOCATED TO THE SEPARATE ACCOUNT, THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY REFLECTING THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE METHOD OF DETERMINING THE CASH VALUE IS DESCRIBED IN THE CASH SURRENDER VALUE AND PARTIAL WITHDRAWALS SECTION. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

PAYMENT OF PREMIUMS. While this policy is in force, premiums can be paid at any time before the Policy Anniversary on which the Insured is age 95, and while the Insured is living. They can be paid at any interval or by any method we make available, subject to any limitations set forth in the Premiums Section. The amount and interval of Planned Premiums, as stated in the application for this policy, are shown on the Policy Data Page.

EFFECTIVE DATE. Coverage under this policy will take effect on the later of the Policy Date as shown on Policy Data Page 2, or the date we receive your Initial Premium Payment.

ANNUAL REPORT TO OWNER. An annual report in connection with this policy will be provided to you without charge. This report will tell you how much Cash Value and Cash Surrender Value there is as of the most recent Policy Anniversary, together with the amount of any Policy Debt. This report will also give you other facts required by Interstate Product Regulation Commission Policy Standards for this product.

SERVICE OFFICE. [11400 Tomahawk Creek Parkway, Suite 200, Leawood, KS 66211, Attn. Executive Benefits, 888-695-4748.]

THIS POLICY IS A LEGAL CONTRACT BETWEEN THE POLICYOWNER AND THE CORPORATION. PLEASE READ THIS POLICY CAREFULLY FOR FULL DETAILS.


                                        [/s/ Theodore A. Mathas
                                        President


                                        /s/ Catherine A. Marrion
                                        Secretary]

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

                     Variable Life Insurance Benefit - Flexible Premium Payments Proceeds Payable at Insured's Death.
                     AMOUNT OF LIFE INSURANCE BENEFIT, DURATION OF COVERAGE AND POLICY VALUES MAY INCREASE OR DECREASE, REFLECTING INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT.
                     No Premiums Payable on or After Age 95.
                     Policy is Non-Participating.

309-20

                               POLICY INFORMATION

Insured:         Age and Gender:   Class of Risk:
[John Doe]       [35 Male]         [Non-Smoker]


Owner:           [XYZ Corporation]
Policy Number:   [66 000 000]

Policy Date:     [September 1, 2009]
Issue Date:      [September 1, 2009]

Beneficiary: As designated on application, or as subsequently changed in accordance with the change of beneficiary provisions.

Life Insurance Benefit Option       [1]

Life Insurance Qualification Test   [Cash Value Accumulation Test]

The Separate Account is the Corporate Sponsored Variable Universal Life Separate Account - I

Policy Years and Policy Anniversaries are measured from the Policy Date.

Business Day is a day that the New York Stock Exchange is open for trading.

                               PREMIUM INFORMATION

Initial Face Amount:                               [$75,000]

Initial Premium Amount:                             [$2,465]

Target Premium:                                     [$2,465]

Planned Premiums payable* at [annual] intervals:    [$2,465]

Minimum Face Amount:                               [$25,000]

Minimum Face Increase Amount                         $5,000

Minimum Face Decrease Amount                         $5,000

* Premiums cannot be paid on or after the Policy Anniversary on which the insured is age 95, which is [September 1, 2069]. Coverage will expire when the Cash Surrender Value is insufficient to cover the Monthly Deduction Charge. Making the Planned Premium payments shown above will not guarantee that the policy will remain in force. The period for which the policy and coverage will continue in force will depend on: (1) the amount, timing and frequency of premium payments; (2) changes in the Life Insurance Benefit Option or the Face Amount; (3) changes in the Monthly Cost of Insurance deductions for the base policy and in the Monthly Cost of Riders attached to this policy, and in any other fee deductions; and (4) loan and partial surrender activity.

The mortality table referred to in Section 11.15 is the Commissioners' 2001 Standard Smoker Distinct, Table-Age Nearest Birthday, Sex Distinct Mortality Table.

                NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                               POLICY DATA PAGE 2
                                     0920-2

INTEREST CREDITED

- The Fixed Account will be credited with interest using a rate that we set in advance at least annually. This rate is guaranteed to be at least 3% per year.

ADDITIONAL BENEFITS

SUPPLEMENTARY TERM RIDER
Term Face Amount     [$100,000]
Target Face Amount   [$175,000]

[OVERLOAN PROTECTION RIDER (OLP)]

ALTERNATIVE CASH SURRENDER VALUE BENEFIT

DEFERRED PREMIUM LOAD ACCOUNT MONTHLY AMORTIZATION SCHEDULE

Policy Year 1    [0.0000%]  [Policy Year 11   [100.0%]
Policy Year 2    [0.8742%]  Policy Year 12    [100.0%]
Policy Year 3    [0.9767%]  Policy Year 13    [100.0%]
Policy Year 4    [1.1066%]  Policy Year 14    [100.0%]
Policy Year 5    [1.2764%]  Policy Year 15    [100.0%]
Policy Year 6    [1.5079%]  Policy Year 16    [100.0%]
Policy Year 7    [1.8423%]  Policy Year 17    [100.0%]
Policy Year 8    [2.3688%]  Policy Year 18    [100.0%]
Policy Year 9    [3.3224%]  Policy Year 19    [100.0%]
Policy Year 10   [5.6126%]  Policy Year 20    [100.0%]]

PREMIUM LOAD MONTHLY AMORTIZATION SCHEDULE

Policy Year 2    [99.1258%] [Policy Year 11   [0.0%]
Policy Year 3    [99.0233%] Policy Year 12    [0.0%]
Policy Year 4    [98.8934%] Policy Year 13    [0.0%]
Policy Year 5    [98.7236%] Policy Year 14    [0.0%]
Policy Year 6    [98.4921%] Policy Year 15    [0.0%]
Policy Year 7    [98.1577%] Policy Year 16    [0.0%]
Policy Year 8    [97.6312%] Policy Year 17    [0.0%]
Policy Year 9    [96.6776%] Policy Year 18    [0.0%]
Policy Year 10   [94.3874%] Policy Year 19    [0.0%]
                            Policy Year 20    [0.0%]]

DEFERRED PREMIUM LOAD PERCENTAGE

Policy Year 1    [85%]      [Policy Year 11   [0%]
Policy Year 2    [75%]      Policy Year 12    [0%]
Policy Year 3    [55%]      Policy Year 13    [0%]
Policy Year 4    [55%]      Policy Year 14    [0%]
Policy Year 5    [55%]      Policy Year 15    [0%]
Policy Year 6    [55%]      Policy Year 16    [0%]
Policy Year 7    [55%]      Policy Year 17    [0%]
Policy Year 8    [55%]      Policy Year 18    [0%]
Policy Year 9    [55%]      Policy Year 19    [0%]
Policy Year 10   [55%]      Policy Year 20    [0%]]

ALTERNATIVE CASH SURRENDER VALUE EXPIRY DATE: [September 1, 2021]

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                           POLICY DATA PAGE 2 (cont.)
                                 0920-2 (CONT.)

                                 POLICY CHARGES

MONTHLY DEDUCTION CHARGE:

The Monthly Deduction Charge is a charge that is deducted from the Cash Value and consists of:

-    A Monthly Contract Charge not to exceed $15.00 per month.

- Monthly Cost of Insurance for the base policy calculated at a rate not to exceed amount on page 2.2.

- Monthly cost of any riders calculated at a rate not to exceed amount on page 2.2.

- A Monthly Mortality and Expense Charge, not to exceed .90% on an annualized basis applied against the net asset value of the Separate Account.

- Per Thousand Face Amount Charge not to exceed the amount on page 2.4 per thousand of Target Face Amount.

Monthly Deduction Day: [1]

Monthly Deduction Day will be the same day of each month as determined by the Policy Date.

PREMIUM EXPENSE CHARGE

Premium Expense Charge is a charge that is deducted from all premiums and consists of:

     SALES EXPENSE CHARGE

     -    Each premium payment is subject to a Sales Expense Charge as follows:
          (1) During the first Policy Year, a maximum 19.25% charge will apply to all premiums paid, up to the Target Premium. Once the Target Premium for the year has been reached, a maximum 7% charge will apply to any additional premiums paid during that year. (2) During Policy Years 2-4, a maximum 12.75% charge will apply to all premiums paid up to the Target Premium. Once the Target Premium for the year has been reached, a maximum 7% charge will apply to any additional premiums paid during that year. (3) During Policy Years 5-7, a maximum 4.75% charge will applied to all premiums paid. (4) After the first 7 years, a maximum 3% charge will apply to all premiums.

          The Target Premium, as shown on Policy Data Page 2, is determined from the Initial Face Amount of the policy. Any change to the policy, which results in a change to the Face Amount, will change the Target Premium.

     STATE TAX CHARGE

     - State Tax Charge not to exceed 2% of each premium payment. This amount is subtracted from each premium payment. We reserve the right to change this percentage to conform to changes in the law.

     FEDERAL TAX CHARGE

     - Federal Tax Charge not to exceed 1.25% of each premium payment. This amount is subtracted from each premium payment. We reserve the right to change this percentage to conform to changes in the law.

OTHER CHARGES

- We reserve the right to apply a processing charge of $25 for any partial surrender.

- We reserve the right to apply a charge, not to exceed $30, for each transfer after the first 12 in a Policy Year.

- We reserve the right to make a charge for separate account federal income tax liabilities, if law should change to require taxation of separate accounts.

-    [Additional Flat Extras per month: [$0.10] per $1,000 Net Amount at Risk and Term Insurance Benefit Net Amount at
                                        Risk]

-    [Period of Additional Flat Extras: [3 Years]]

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                              POLICY DATA PAGE 2.1
                                    0920-2.1

                   TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF
                                 INSURANCE RATES
                         FOR BASE POLICY AND TERM RIDER
                         (PER $1,000 NET AMOUNT AT RISK)

                                   [NONSMOKER]

       THE RATES SHOWN BELOW ARE BASED ON THE 2001 CSO TABLE OF MORTALITY



AGE    MALE   FEMALE
---   -----   ------
18    [0.08    0.04
19     0.08    0.04
20     0.08    0.04
21     0.08    0.04
22     0.08    0.04
23     0.08    0.04
24     0.08    0.04
25     0.08    0.04
26     0.09    0.04
27     0.09    0.05
28     0.09    0.05
29     0.09    0.05
30     0.09    0.05
31     0.08    0.06
32     0.08    0.06
33     0.09    0.06
34     0.09    0.07
35     0.09    0.07
36     0.10    0.08
37     0.10    0.09
38     0.11    0.09
39     0.11    0.09
40     0.12    0.10
41     0.13    0.11
42     0.14    0.11
43     0.16    0.12
44     0.18    0.13
45     0.19    0.14
46     0.21    0.16
47     0.23    0.17
48     0.24    0.19
49     0.26    0.21
50     0.28    0.23
51     0.30    0.26
52     0.33    0.29
53     0.36    0.32
54     0.41    0.35
55     0.46    0.39
56     0.51    0.43



AGE    MALE   FEMAL
---   -----   -----
57    [0.57    0.48
58     0.62    0.52
59     0.68    0.57
60     0.75    0.62
61     0.83    0.67
62     0.93    0.73
63     1.05    0.79
64     1.17    0.85
65     1.30    0.93
66     1.43    1.01
67     1.56    1.09
68     1.71    1.19
69     1.85    1.30
70     2.03    1.41
71     2.24    1.55
72     2.50    1.70
73     2.79    1.87
74     3.08    2.05
75     3.41    2.25
76     3.77    2.48
77     4.19    2.72
78     4.68    2.99
79     5.25    3.29
80     5.87    3.62
81     6.59    4.07
82     7.35    4.58
83     8.18    5.10
84     9.10    5.67
85    10.14    6.32
86    11.32    6.92
87    12.62    7.82
88    14.04    8.78
89    15.57    9.81
90    17.20   10.77
91    18.76   11.26
92    20.42   12.24
93    22.22   13.71
94    24.16   15.61]



                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                              POLICY DATA PAGE 2.2
                                    0920-2.2

                 TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT
                      FOR COMPLIANCE WITH IRC SECTION 7702
                       CASH VALUE ACCUMULATION TEST (CVAT)

                                   [NONSMOKER]

       THE RATES SHOWN BELOW ARE BASED ON THE 2001 CSO TABLE OF MORTALITY



 INSURED'S AGE ON
POLICY ANNIVERSARY   MALE    FEMALE
------------------   -----   ------
        18           [8.66   10.02
        19            8.38    9.67
        20            8.11    9.34
        21            7.85    9.01
        22            7.60    8.69
        23            7.35    8.39
        24            7.11    8.10
        25            6.88    7.81
        26            6.65    7.54
        27            6.43    7.27
        28            6.22    7.02
        29            6.01    6.77
        30            5.81    6.53
        31            5.62    6.30
        32            5.43    6.08
        33            5.24    5.87
        34            5.06    5.66
        35            4.89    5.47
        36            4.72    5.28
        37            4.56    5.10
        38            4.40    4.92
        39            4.25    4.75
        40            4.10    4.59
        41            3.96    4.43
        42            3.83    4.28
        43            3.70    4.13
        44            3.57    3.99
        45            3.45    3.85
        46            3.34    3.72
        47            3.23    3.60
        48            3.13    3.48
        49            3.02    3.36
        50            2.93    3.25
        51            2.83    3.15
        52            2.74    3.05
        53            2.65    2.95
        54            2.57    2.86
        55            2.49    2.77
        56            2.41    2.68]



 INSURED'S AGE ON
POLICY ANNIVERSARY    MALE   FEMALE
------------------   -----   ------
        57           [2.34    2.60
        58            2.27    2.53
        59            2.20    2.45
        60            2.14    2.38
        61            2.08    2.31
        62            2.02    2.25
        63            1.96    2.18
        64            1.91    2.12
        65            1.86    2.06
        66            1.81    2.01
        67            1.76    1.95
        68            1.72    1.90
        69            1.68    1.85
        70            1.64    1.80
        71            1.60    1.76
        72            1.56    1.71
        73            1.52    1.67
        74            1.49    1.63
        75            1.46    1.59
        76            1.43    1.55
        77            1.40    1.52
        78            1.37    1.48
        79            1.34    1.45
        80            1.32    1.42
        81            1.30    1.38
        82            1.27    1.36
        83            1.25    1.33
        84            1.23    1.30
        85            1.21    1.28
        86            1.20    1.25
        87            1.18    1.23
        88            1.16    1.20
        89            1.14    1.18
        90            1.13    1.15
        91            1.11    1.13
        92            1.09    1.10
        93            1.07    1.07
        94            1.04    1.04]



                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            POLICY DATA PAGE 2.3 CVAT
                                  0920-2.3CVAT

      TABLE OF GUARANTEED MAXIMUM MONTHLY PER THOUSAND FACE AMOUNT CHARGES
                         FOR BASE POLICY AND TERM RIDER

                                   [NONSMOKER]



ISSUE AGE      MALE       FEMALE
---------   -----------   ------
   18         [0.050      0.060
   19          0.050      0.060
   20          0.050      0.060
   21          0.050      0.060
   22          0.050      0.060
   23          0.050      0.060
   24          0.050      0.060
   25          0.050      0.060
   26          0.050      0.060
   27          0.050      0.060
   28          0.050      0.060
   29          0.050      0.060
   30          0.050      0.060
   31          0.050      0.060
   32          0.050      0.060
   33          0.050      0.060
   34          0.050      0.060
   35          0.050      0.060
   36          0.050      0.060
   37          0.050      0.060
   38          0.050      0.060
   39          0.050      0.065
   40          0.050      0.065
   41          0.050      0.070
   42          0.050      0.075
   43          0.050      0.075
   44          0.050      0.080
   45          0.050      0.080
   46          0.050      0.085
   47          0.050      0.090
   48          0.050      0.095
   49          0.050      0.095
   50          0.050      0.105
   51          0.060      0.115]



ISSUE AGE    MALE    FEMALE
---------   ------   ------
   52       [0.060   0.125
   53        0.070   0.140
   54        0.070   0.150
   55        0.080   0.165
   56        0.080   0.170
   57        0.080   0.180
   58        0.080   0.185
   59        0.080   0.195
   60        0.080   0.205
   61        0.080   0.210
   62        0.080   0.220
   63        0.080   0.225
   64        0.080   0.230
   65        0.090   0.240
   66        0.090   0.240
   67        0.090   0.240
   68        0.090   0.240
   69        0.090   0.240
   70        0.090   0.240
   71        0.090   0.240
   72        0.090   0.240
   73        0.090   0.240
   74        0.090   0.240
   75        0.090   0.240
   76        0.090   0.240
   77        0.090   0.240
   78        0.090   0.240
   79        0.090   0.240
   80        0.090   0.240
   81        0.090   0.240
   82        0.090   0.240
   83        0.090   0.240
   84        0.090   0.240
   85        0.090   0.240]



                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                              POLICY DATA PAGE 2.4
                                    0920-2.4

WE & YOU

In this policy, the words "the Corporation", "we", "our" or "us" refer to New York Life Insurance and Annuity Corporation, and the words "you" or "your" refer to the Owner of this policy.

When you write to us, please include the policy number, the Insured's full name, and your current address.

                                    CONTENTS



SECTION   PROVISIONS                                                        PAGE
-------   --------------------------------------------------------------   -----
          POLICY DATA PAGES
ONE       LIFE INSURANCE BENEFITS                                              4
TWO       OWNER AND BENEFICIARY                                              4-5
THREE     POLICY CHANGES                                                     5-6
FOUR      PREMIUMS                                                           6-7
FIVE      SEPARATE ACCOUNT                                                  8-10
SIX       FIXED ACCOUNT                                                       10
SEVEN     CASH SURRENDER VALUE AND
             PARTIAL SURRENDERS                                            11-12
EIGHT     MONTHLY DEDUCTIONS                                               13-14
NINE      LOANS                                                            14-15
TEN       PAYMENT OF POLICY PROCEEDS                                          15
ELEVEN    GENERAL PROVISIONS                                               16-18
          APPLICATION - Attached to the policy
          RIDERS OR ENDORSEMENTS
          (IF ANY) - Attached to the policy



                                     PAGE 3
                                     0920-3

                      SECTION ONE - LIFE INSURANCE BENEFITS

1.1 LIFE INSURANCE PROCEEDS The amount of life insurance proceeds payable under this policy consists of:

     -    The Life Insurance Benefit of this policy, plus

     - The death benefit payable on any riders in effect on the Insured on the date of the Insured's death, less

     - Any Policy Debt. Policy Debt is the sum of any outstanding policy loan plus accrued loan interest, less

     -    Any unpaid Monthly Deduction Charge.

     The Life Insurance Benefit of this policy is based on the Life Insurance Benefit Option in effect on the date of the Insured's death and the policy's Initial Face Amount shown on Policy Data Page 2. It will also reflect any changes to the policy Face Amount in accordance with the provisions of this policy.

     We will pay the life insurance proceeds to the beneficiary promptly when we have due proof that the Insured died on or after the Effective Date of this policy, subject to all of this policy's provisions and subject to any payment we made before notification of death. A claim for the life insurance proceeds must be made in writing to our Service Office or any other location that we indicate to you in writing. Payment of life insurance proceeds will be made according to the Payment of Policy Proceeds Section.

1.2 LIFE INSURANCE BENEFIT OPTIONS The Life Insurance Benefit payable under this policy will be determined in accordance with one of the following options:

     OPTION 1 - This option provides a Life Insurance Benefit equal to the greater of (a) the Face Amount of the policy or (b) a percentage of the Alternative Cash Surrender Value (as defined in Section 7.3) equal to the minimum necessary for this policy to qualify as life insurance under
     Section 7702 of the Internal Revenue Code, as amended. (See Policy Data Page 2.3 for a table of these percentages.)

     OPTION 2 - This option provides a Life Insurance Benefit equal to the greater of (a) the Face Amount of the policy plus the Alternative Cash Surrender Value or (b) a percentage of the Alternative Cash Surrender Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. (See Policy Data Page 2.3 for a table of these percentages.)

     OPTION 3 - This option provides a Life Insurance Benefit equal to the greater of (a) the Face Amount of the policy plus the Cumulative Premium Amount (as defined in Section 4.4), or (b) a percentage of the Alternative Cash Surrender Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. (See Policy Data Page 2.3 for a table of these percentages.)

     Under these options, if the Insured dies on or after the Policy Anniversary on which the Insured is age 95, the Life Insurance Benefit will equal the Alternative Cash Surrender Value less any Policy Debt.

                       SECTION TWO - OWNER AND BENEFICIARY

2.1 OWNER The Owner of this policy is shown on Policy Data Page 2. As the owner, you will have all rights of ownership in this policy while the Insured is living. You do not need the consent of any successor owner or beneficiary to exercise these rights.

2.2 SUCCESSOR OWNER A successor owner may be named in the application, or in a form we provide. The form and any other requirements must be completed and signed by you. If you die or cease to exist, as applicable, before the successor owner and the Insured is still living, the successor owner will become the new owner. If no successor owner survives you and you die before the Insured, your estate or a successor entity, as applicable, becomes the new owner.



                                     PAGE 4
                                     0920-4

2.3 CHANGE OF OWNERSHIP While the Insured is living, you may change the owner of the policy in a form we provide. The form and any other requirements must be completed and signed by you. This change will take effect as of the date you sign the form, subject to any payment we made or action we took before recording this change. When this change takes effect, all rights of ownership pass to the new owner or successor owner. Changing the owner or successor owner cancels any prior choice of owner or successor owner, but does not change the beneficiary.

2.4 BENEFICIARY The beneficiary for any life insurance proceeds is the person or entity named in the application or in a notice you sign that gives us the information we need. If more than one beneficiary is named, they may be classed as first, second and so on. If two or more are named in a class, their shares in the life insurance proceeds are equal, unless you state otherwise. The stated shares of the life insurance proceeds will be paid to any first beneficiaries who survive the Insured. If no first beneficiaries survive, payment will be made to any beneficiary surviving in the second class, and so on.

     If no beneficiary for either all or part of the life insurance proceeds survives the Insured, the right to those life insurance proceeds will pass to you. If you are deceased or have ceased to exist, this right will pass to your estate or successor entity, as applicable.

2.5 CHANGE OF BENEFICIARY While the Insured is living, you may change a beneficiary by notifying us in writing. The notice must clearly state the beneficiary designation, be signed by you, and include the policy number and the name of the Insured. In the case of an irrevocable beneficiary, a change in beneficiary is not permitted without consent of the irrevocable beneficiary. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change. For example, if we make any payment before we record the change, we will not have to make the payment again.

2.6 SIMULTANEOUS DEATH OF INSURED AND BENEFICIARY Unless stated otherwise in the policy or in your signed notice that is in effect at the Insured's death, if any beneficiary dies at the same time as the Insured, or within 15 days after the Insured but before we receive proof of the Insured's death, we will pay the life insurance proceeds as though that beneficiary died first.

                         SECTION THREE - POLICY CHANGES

3.1 POLICY CHANGES On or after the first Policy Anniversary, you can apply in writing to have the Face Amount increased or decreased subject to the Minimum Face Amount (without changing the Life Insurance Benefit Option), or have the Life Insurance Benefit Option changed. To apply for these changes we must receive your signed request at our Service Office in a form acceptable to us. To increase the Face Amount or to change the Life Insurance Benefit Option, we may require a written application, signed by you and the Insured, and proof of insurability. Any increase in Face Amount, or change in the Life Insurance Benefit Option will be subject to our approval and the limits we set in Sections 3.2 and 3.4. Changes can only be made while the Insured is living, and only if this policy would continue to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended.

3.2 FACE AMOUNT INCREASE An increase will take effect on the Monthly Deduction Day on or after the day we approve your request for the increase. Any increase that occurs automatically will not be subject to evidence of insurability.

     The minimum amount allowed for an increase in Face Amount is shown on Policy Data Page 2.

     The Cost of Insurance and the Per Thousand Face Amount Charge for each increase will be based on the Policy Year, and on the Insured's age, gender, and class of risk on the Policy Date.

     For the amount of the increase, new Incontestability and Suicide Exclusion periods will apply, and will start on the date when such increase takes effect.



                                     PAGE 5
                                     0920-5

3.3 FACE AMOUNT DECREASE A decrease will take effect on the Monthly Deduction Day on or after the day we receive your signed request at our Service Office in a form acceptable to us. You should consult your tax advisor regarding the tax consequences of decreasing your policy Face Amount.

     The decrease will first be applied to reduce the most recent increase in the Face Amount. It will then be applied to reduce other increases in the Face Amount in the reverse order in which they took effect and then to the Initial Face Amount.

     You can decrease your Face Amount, provided at least the Minimum Face Amount shown on Policy Data Page 2 remains in effect. The minimum amount allowed for a decrease in Face Amount is shown on Policy Data Page 2.

3.4 LIFE INSURANCE BENEFIT OPTION CHANGE Life Insurance Benefit Option changes will take effect on the Monthly Deduction Day on or after the day we receive your signed request at our Service Office in a form acceptable to us.

     If you change from Option 1 to Option 2, the current policy Face Amount will be decreased by the Alternative Cash Surrender Value.

     If you change from Option 2 to Option 1, the current policy Face Amount will be increased by the Alternative Cash Surrender Value.

     Changes to Option 3 will not be allowed at any time. However, you can change from Option 3 to Options 1 or 2. If you change from Option 3 to Option 1 the current policy Face Amount will be increased by the Cumulative Premium Amount. If you change from Option 3 to Option 2 the current policy Face Amount will be increased by the difference between the Alternative Cash Surrender Value and the Cumulative Premium Amount. This amount will never be less than zero. The Alternative Cash Surrender Value is described in more detail in Section 7.3.

     You can change the Life Insurance Benefit Option of this policy only once per Policy Year. Changes in the Life Insurance Benefit Option that would cause the policy Face Amount to fall below the Minimum Face Amount requirement shown on Policy Data Page 2 will not be permitted.

                             SECTION FOUR - PREMIUMS

4.1 PREMIUM PAYMENTS At any time before the Policy Anniversary on which the Insured is age 95, and while the Insured is living, premiums can be paid at any interval or by any method we make available. Premiums are payable at our Service Office or at any other location that we indicate to you in writing.

4.2 PLANNED AND UNPLANNED PREMIUMS The Initial Premium Payment Amount and interval of any Planned Premiums, as stated in the application, are shown on the Policy Data Page 2. The amount of any Planned Premium may be increased or decreased subject to the limits we set. The frequency of Planned Premiums may also be changed subject to our minimum premium rules. You may elect not to make a Planned Premium payment at any time. A Planned Premium does not have to be paid to keep this policy in effect provided the Cash Surrender Value is sufficient to cover the charges made on the Monthly Deduction Day.

     You may also make other premium payments that are not planned (referred to as "Unplanned Premium(s)" in this policy). However, no Planned or Unplanned premiums may be paid on or after the Policy Anniversary on which the Insured is age 95.

     If an Unplanned Premium payment would result in an increase in the difference between the Life Insurance Benefit and the Alternative Cash Surrender Value, we reserve the right to require proof of insurability for that increase.



                                     PAGE 6
                                     0920-6

4.3 PREMIUM LIMITATIONS In addition to the limits described in Sections 4.1 and 4.2, premium payments are also limited by the premium test choice you made when you applied for this policy. These premium tests are used to determine whether an insurance policy meets the definition of life insurance under
     Section 7702 of the Internal Revenue Code, as amended.

     (1) The Guideline Premium Test (or GPT) allows you to maintain a higher level of Alternative Cash Surrender Value in relation to the death benefit. If you chose this test and the premium you pay during any Policy Year exceeds the maximum permitted under this Internal Revenue Code test, we will return any such excess within 60 days after the end of the Policy Year, with interest at a rate of not less than the guaranteed rate shown on the Policy Data Page 2.

     (2) The Cash Value Accumulation Test (or CVAT) allows you to maintain a higher level of death benefit in relation to Alternative Cash Surrender Value.

     The test you chose is shown on Policy Data Page 2 and cannot be changed.

4.4 CUMULATIVE PREMIUM AMOUNT The Cumulative Premium Amount is equal to the total premium payments paid less the total partial surrenders and partial surrender fees taken under the policy. Reductions due to partial surrenders will never cause this amount to be less than zero. This is used in the calculation of Life Insurance Benefit Option 3.

4.5 PREMIUM PAYMENT ALLOCATION When we receive a premium payment, we deduct a Premium Expense Charge not to exceed the amount shown on the Policy Data Page 2. The balance of the premium (the Net Premium) will be applied to the Separate Account Investment Divisions or to the Fixed Account in accordance with your premium allocation election in effect at that time, and before any other deductions and charges that may be due are made. See Policy Data page 2.1 for an explanation of deductions and charges.

4.6 PREMIUM ALLOCATION ELECTION You can change your premium allocation election stated in the application by submitting a signed request in a form acceptable to us. Your allocation percentages must total 100%. Each percentage must be either zero, or a number that may have up to two decimal places. This change will become effective on the date we receive the signed request at our Service Office in a form acceptable to us.

4.7 LATE PERIOD If, on a Monthly Deduction Day, the Cash Surrender Value is less than the Monthly Deduction Charge for the next Policy Month, the policy will continue for a late period of 62 days after that Monthly Deduction Day. This may happen even if all Planned Premiums have been paid. If we do not receive sufficient payment before the end of the late period, the policy will end and there will be no more benefits under the policy and any attached riders. To inform you of this event, we will mail a notice to you at your last known address at least 31 days before the end of the late period. We will also mail a copy of the notice to the last known address of any assignee on our records.

     If the Insured dies during the late period, we will pay the life insurance proceeds. However, these life insurance proceeds will be reduced by the amount of any Policy Debt and Monthly Deduction Charges for the full Policy Month or Months that run from the beginning of the late period through the Policy Month in which the Insured died.

4.8 REINSTATEMENT Within 5 years after this policy has ended, you can apply, in writing, to reinstate the policy (and any other benefits provided by riders that allow such reinstatement) if you did not surrender it. If the required payment is made within 31 days after the end of the Late Period, no proof of insurability is required, but the Insured must be living when we receive the payment. If the required payment is not made within 31 days after the end of the Late Period, when you apply for reinstatement, you must provide proof of insurability that is acceptable to us. A written application will be required and a copy of the application will be placed in the policy and made a part of it.

     To reinstate this policy, a payment that is sufficient to keep this policy in effect for at least 2 months must be made. This payment will be in lieu of the payment of all premiums in arrears. If this policy is reinstated, we will reinstate the Cash Value corresponding to the date of reinstatement, less any Policy Debt if not repaid. Any Policy Debt can also be repaid, together with loan interest at the current loan interest rate compounded once each year from the end of the Late Period to the date of reinstatement.

     The date of reinstatement is the Monthly Deduction Day on or next following the date we approve your signed request for reinstatement at our Service Office in a form acceptable to us.



                                     PAGE 7
                                     0920-7

                         SECTION FIVE - SEPARATE ACCOUNT

5.1 SEPARATE ACCOUNT We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains or losses, including income, gains or losses from our other separate accounts. We put assets in the Separate Account that you have allocated to the Investment Divisions for this policy, and we may also do the same for any other variable life insurance policies we may issue.

5.2 SEPARATE ACCOUNT ASSETS The Separate Account invests its assets in shares of one or more mutual funds or mutual fund portfolios. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to substitute, add, or remove any Investment Division of the Separate Account, subject to any required regulatory approvals. We will notify you prior to any such change in the Investment Divisions.

     The assets of the Separate Account are our property. The Separate Account assets will be at least equal to the reserves and other contract liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

5.3 SEPARATE ACCOUNT VALUE We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading. However, if the value of the asset is needed on a day that the Separate Account has not been valued, the value on the next valuation period will be used. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation that we established in good faith.

5.4 TRANSFERS We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account," as used in this policy, shall then mean the separate account to which the assets were transferred.

5.5  OTHER RIGHTS We also reserve the right, when permitted by law, to:

     (a) de-register the Separate Account under the Investment Company Act of 1940;

     (b) manage the Separate Account under the direction of a committee or discharge such committee at any time;

     (c) restrict or eliminate any voting rights of Policyowners or other persons who have voting rights as to the Separate Account;

     (d) combine the Separate Account with one or more other separate accounts; and

     (e) make additions to, deletions from, or substitutions for, the mutual funds or mutual fund portfolio shares held by any Investment Division.

5.6 CHANGE IN INVESTMENT OBJECTIVE When required by law or regulation, an investment objective of the Separate Account can be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.



                                     PAGE 8
                                     0920-8

5.7 SEPARATE ACCOUNT INTEREST The interest of this policy in the Separate Account prior to the date on which the Life Insurance Benefit becomes payable is represented by Accumulation Units.

5.8 ACCUMULATION UNITS Accumulation Units are the accounting units used to calculate the values under this policy. The number of Accumulation Units purchased in an Investment Division will be determined by dividing the part of any premium payment or the part of any transfer applied to that Investment Division, by the value of an Accumulation Unit for that Investment Division, on the transaction date. Payments allocated, transferred, or otherwise added to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions. Accumulation Units are redeemed when amounts are loaned, transferred, surrendered, or otherwise deducted. These transactions are called policy transactions.

     Accumulation Units are bought and sold each time there is a policy transaction. The number of Accumulation Units in an Investment Division on any date is determined as follows:

     Step 1: From the units as of the prior Monthly Deduction Day, subtract the units sold to pay any Partial Surrenders per Section 7.6.

     Step 2: Add units bought with premiums received since the prior Monthly
             Deduction Day per Section 4.5.

     Step 3: Subtract units sold to transfer amounts into the Loan Account per
             Section 9.2 and Section 9.3.

     Step 4: Add units bought with transfers from the Loan Account per Section
             9.3.

     Step 5: Subtract units sold to transfer amounts into other Investment
             Divisions and to the Fixed Account per Section 5.10.

     Step 6: Add units bought from amounts transferred from other Investment
             Divisions and from the Fixed Account per Section 5.10 and 6.2, respectively.

     The number of units on a Monthly Deduction Day is the result of steps 1 to 6, minus the number of units sold to pay the Monthly Deduction Charges per
     Section 8.1.

5.9 ACCUMULATION UNIT VALUE DETERMINATION The value of an Accumulation Unit on any business day is determined by multiplying the value of that unit on the immediately preceding business day by the net investment factor for the valuation period. The valuation period is the period, consisting of one or more days, from one valuation time to the next succeeding valuation time. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (a) by (b), where:

     (a)  is the sum of:

          (1) the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

          (2) the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period; and

     (b) is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

     The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.



                                     PAGE 9
                                     0920-9

5.10 INVESTMENT DIVISIONS AND FIXED ACCOUNT TRANSFERS Transfers may be made between Investment Divisions of the Separate Account. Transfers can also be made from an Investment Division to the Fixed Account. Transfers can also be made from the Fixed Account to the Investment Divisions, subject to the limits described in the Fixed Account Section. We reserve the right to apply a charge, not to exceed $30, for each transfer after the first 12 transfers in a given Policy Year. This charge is applied on a pro-rata basis to the Fixed Account and Investment Divisions to which the transfer is being made.

     Transfers between Investment Divisions (and also to and from the Fixed Account) will generally take effect as of the business day we receive your request at our Service Office in a form acceptable to us, which gives us the facts that we need. However, if we receive your signed request after the New York Stock Exchange is closed for trading, or on a day on which the New York Stock Exchange is not open for trading, the transfer will take effect on the next business day in which New York Life Insurance and Annuity Corporation is open for business and the New York Stock Exchange is open for trading.

     Your right to make transfers under the policy is subject to modification if we determine in our sole discretion that the exercise of that right will disadvantage or potentially hurt the rights or interests of other policyowners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right, which we consider to be to the actual or potential disadvantage of other policyowners. Any modification could be applied to transfers to or from some or all of the Investment Divisions and could include, but not be limited to, not accepting a transfer request from any person, asset allocation and/or market timing service made on behalf of policyowners and/or limiting the amount that may be transferred into or out of any Investment Division at any one time.

5.11 TRANSFER LIMITATIONS The minimum amount that can be transferred is the lesser of $500 or the value of all remaining Accumulation Units in the Investment Division from which the transfer is being made, unless we agree otherwise. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining balance in an Investment Division would be less than $500, we have the right to include that amount as part of the transfer.

                           SECTION SIX - FIXED ACCOUNT

6.1 FIXED ACCOUNT The Fixed Account is supported by assets of our General Account. Our General Account represents all of our assets, liabilities, capital and surplus, income, gains, or losses that are not in any separate account. Any amounts in the Fixed Account are credited with interest using a fixed interest rate, which we declare periodically. We will set this rate in advance at least annually. This rate will never be less than the rate shown on the Policy Data Page 2 (cont.). Interest accrues daily and is credited on the Monthly Deduction Day. All payments applied to, or amounts transferred to, the Fixed Account receive the rate in effect at that time.

6.2 TRANSFERS You can make transfers from the Fixed Account to the Investment Divisions. The minimum amount that can be transferred is $500, unless we agree otherwise. However, if the values remaining in the Fixed Account after the transfer would be less than $500, we have the right to include that amount as part of the transfer. The maximum amount allowed for a transfer in any one Policy Year is the greater of (i) 20% of the amount in the Fixed Account at the beginning of that Policy Year, (ii) the previous year's transfer amount, or (iii) $5,000. After the Insured reaches age 65, you can make one transfer in excess of the 20% limit from the Fixed Account to the Investment Divisions.



                                     PAGE 10
                                     0920-10

           SECTION SEVEN - CASH SURRENDER VALUE AND PARTIAL SURRENDERS

7.1 CASH VALUE The Cash Value on any date is the value of your policy's Accumulation Units in the Separate Account plus the amount in the Fixed Account plus the amount in the Loan Account. The Cash Value on the Policy Date is determined by subtracting the Monthly Deduction Charge listed on Policy Data page 2.1 from the initial net premium.

7.2 CASH SURRENDER VALUE The Cash Surrender Value equals the Cash Value less Policy Debt.

7.3 ALTERNATIVE CASH SURRENDER VALUE (ACSV) The ACSV is equal to the Cash Value of the policy plus the value of the Deferred Premium Load Account through the date of surrender. You are eligible to receive the ACSV less any Policy Debt, provided that the policy has not been assigned and the Owner has not changed, unless that change was to a Trust established by you.

     The Deferred Premium Load Account is not available to support Monthly Deduction Charges or for purposes of a loan or partial surrender.

7.4 DEFERRED PREMIUM LOAD ACCOUNT CALCULATION The value of the Deferred Premium Load Account during the first Policy Year is equal to the cumulative Premium Expense Charge collected during the first Policy Year, multiplied by the Deferred Premium Load Percentage, plus interest credited on these amounts. The Deferred Premium Load Account will be amortized on the Monthly Deduction Day. The amortized amount will be the value of the Deferred Premium Load Account on that date multiplied by the applicable percentage from the Deferred Premium Load Account Monthly Amortization Schedule on Policy Data Page 2 (cont).

     The Deferred Premium Load Account value on each Monthly Deduction Day on or after the first Policy Anniversary will be equal to (a) minus (b) plus (c) plus (d), where:

     (a) is the value of the Deferred Premium Load Account as of the prior Monthly Deduction Day; and

     (b)  is the amortized amount as described above; and

     (c) is the applicable percentage (from the Premium Load Monthly Amortization Schedule on Policy Data Page 2 (cont.)) of the cumulative Premium Expense Charge collected since the last Monthly Deduction Day multiplied by the Deferred Premium Load Percentage on Policy Data Page 2 (cont.), including the current Monthly Deduction Day; and

     (d)  is the interest credited for the prior month.

     The interest credited to the Deferred Premium Load Account at any time will be based on a rate of interest, which we declare periodically. Such rate will be declared at least annually.

     The value of the Deferred Premium Load Account is zero on or after the earlier of the Alternative Cash Surrender Value Expiry Date shown on Policy Data Page 2 (cont.) or upon lapse of the policy.



                                     PAGE 11
                                     0920-11

           SECTION SEVEN - CASH SURRENDER VALUE AND PARTIAL SURRENDERS
                                   (CONTINUED)

7.5 SURRENDER You can apply to receive the full Cash Surrender Value, or, if applicable, the ACSV less any Policy Debt, while the Insured is alive and this policy is in effect. The Cash Surrender Value or ACSV will be calculated as of the date on which we receive your signed request in a form acceptable to us at our Service Office, unless a later effective date is selected. All insurance will end on the date we receive your request at our Service Office for a full cash surrender.

7.6 PARTIAL SURRENDER You can apply for a partial surrender of at least $500, provided that the Cash Surrender Value that would remain after the surrender is at least $500. There may be a processing charge as shown on Policy Data Page 2.1 applied to any partial surrender. In addition, if a partial withdrawal would cause the policy Face Amount to drop below our Minimum Face Amount shown on Policy Data Page 2, we reserve the right to require a full surrender.

     When you take a partial surrender, the Cash Value, the Cash Surrender Value, the ACSV, and the Cumulative Premium Amount will be reduced by the surrender proceeds. The amount withdrawn and processing charges are taken on a pro-rata basis from the Fixed Account and each Investment Division, or from only the Investment Divisions in an amount or ratio that you tell us. To make a withdrawal from the policy, we must receive your signed request at our Service Office in a form acceptable to us.

     For policies where Life Insurance Benefit Option 1 is in effect, the policy Face Amount will be reduced by the difference between:

     (a)  the amount of the surrender, and

     (b)  the greater of:

          (i)  zero, or

          (ii) the ACSV of the policy immediately prior to the partial surrender, minus the policy Face Amount divided by the applicable percentage, as shown on Policy Data page 2.3, for the Insured's age at time of surrender.

     If the above results in zero or a negative amount, there will be no adjustment in the policy Face Amount.

     For policies where Life Insurance Benefit Option 2 is in effect, a partial surrender will not affect the Face Amount.

     For policies where Life Insurance Benefit Option 3 is in effect and the Cumulative Premium Amount is less than the amount of the surrender, the policy Face Amount will be reduced by the difference between:

     (a) the amount of the surrender less the Cumulative Premium Amount immediately prior to the surrender; and

     (b)  the greater of:

          (i) the ACSV of the policy immediately prior to the surrender, less the Cumulative Premium Amount, minus the policy Face Amount divided by the applicable percentage shown on Policy Data Page 2.3, for the Insured's age at the time of surrender, or

          (ii) zero.

     If the above results in zero or a negative amount, there will be no adjustment in the policy Face Amount.

     Any decrease in policy Face Amount caused by payment of a partial surrender will first be applied against the most recent policy Face Amount increase. It will then be applied to other policy Face Amount increases in the reverse order in which they took place, and then to the Initial Face Amount.

     Proceeds from a surrender benefit or partial surrender will be paid in one sum. The amount of proceeds will be determined as of the date we receive your signed request at our Service Office in a form acceptable to us.



                                     PAGE 12
                                     0920-12

                       SECTION EIGHT - MONTHLY DEDUCTIONS

8.1 MONTHLY DEDUCTION CHARGE On each Monthly Deduction Day, the following deductions are made from the policy's Cash Value:

     (a) A monthly Contract Charge not to exceed the amount shown on the Policy Data Page 2.1;

     (b) The monthly Cost of Insurance for the amount of the Life Insurance Benefit in effect at that time;

     (c)  The monthly cost for any riders attached to this policy.

     (d) The monthly Mortality and Expense Charge not to exceed the amount shown on the Policy Data Page 2.1.

     (e) A Per Thousand Face Amount Charge not to exceed the amount shown on Policy Data Page 2.4.

     In some cases, an extra deduction may be required due to an Insured's circumstances, including but not limited to their medical condition, occupation, motor vehicle or aviation record. These deductions are referred to as flat extras. The amount and duration of these flat extras, if any, are shown on the Policy Data Page 2.1.

     The Monthly Deduction Day for this policy, which is shown on Policy Data Page 2.1, will be the same calendar day each month, as determined by the Policy Date. The first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the Issue Date of the policy. However, if, on the Issue Date, we have not yet received the Initial Premium Payment for the policy, the first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the date we receive such payment. Deductions made on the first Monthly Deduction Day will include the monthly deductions specified in (a) through (e) above which would have been made on each Monthly Deduction Day for the period from the Policy Date to the first Monthly Deduction Date as if the policy had been issued on the Policy Date.

     All monthly deductions are made in accordance with your expense charge allocation, if any. If no expense charge allocation is in effect, monthly deductions will be made on a pro-rata basis from each of the Investment Divisions and the Fixed Account.

8.2 COST OF INSURANCE CALCULATION The Cost of Insurance is calculated on each Monthly Deduction Day. We will do this regardless of whether a premium is paid in that month. The monthly Cost of Insurance is equal to (1) multiplied by the result of (2) minus (3), where:

     (1)  is the monthly Cost of Insurance rate per $1,000 of insurance;

     (2) is the number of thousands of Life Insurance Benefit (as defined in the applicable Option 1, Option 2 or Option 3 in the Life Insurance Benefits Section) divided by 1.0032737; and

     (3) is the number of thousands of ACSV as of the Monthly Deduction Day (before this Cost of Insurance, and after any applicable Mortality and Expense Risk Charge, Contract Charge, Per Thousand Face Amount Charge, and the monthly cost of any riders are deducted).

     The Net Amount at Risk is (2) minus (3).

8.3 COST OF INSURANCE RATES The same rate is used to obtain the Cost of Insurance for the Initial Face Amount and for each increase in the Face Amount. The rate is based on the Policy Year and on the Insured's age, gender, and class of risk on the Policy Date. These same rates are used for benefit increases solely in accordance with the Option 1, Option 2, or Option 3 calculations described in the Life Insurance Benefits Section.

     The monthly rates that apply to the Cost of Insurance at all ages will not be greater than the Table of Guaranteed Maximum Monthly Cost of Insurance Rates shown on Policy Data Page 2.2. The actual rate applicable will be set by us, in advance, at least once a year. Any change in Cost of Insurance rates will be made on a uniform basis for Insureds of the same classification such as issue age, gender, risk classification and Policy Year. Any change in these rates will be based on future expectations for investment earning, mortality, persistency, taxes and expenses.



                                     PAGE 13
                                     0920-13

8.4 PER THOUSAND FACE AMOUNT CHARGE The Per Thousand Face Amount Charge for the Initial Face Amount is based on the Insured's issue age and Policy Year, gender, and class of risk at the time of issue. The Per Thousand Face Amount Charge for each Face Amount increase is based on the Insured's age, gender, and class of risk at the time that increase took effect.

     The Per Thousand of Face Amount Charge is calculated each month on each Monthly Deduction Day. We do this even if a premium payment is not made in that month.

     The Per Thousand of Face Amount Charge is calculated for the Face Amount of insurance by multiplying the Per Thousand Face Amount Charge for the appropriate year by the number of thousands of the Target Face Amount. The applicable Per Thousand Face Amount Charge for any Policy Year will not be greater than the maximum rate shown on the Policy Data Page 2.4.

     The Monthly Per Thousand Face Amount Charge is calculated separately for each Face Amount Increase by multiplying the Per Thousand Face Amount Charge for the appropriate year by the number of thousands for each respective Face Amount Increase.

8.5 MONTHLY RIDER COST For any rider made a part of this policy, its guaranteed monthly cost is described in the rider or on Policy Data Page 2.1.

                              SECTION NINE - LOANS

9.1 LOAN VALUE On or after the first Policy Anniversary and using the policy as sole security, you may borrow any amount up to the loan value of the policy. The loan value on any given date is equal to 95% of an amount equal to the Cash Value less any Policy Debt to that date.

9.2 LOAN REQUEST When a loan is requested, an amount is transferred from the Investment Divisions and/or the Fixed Account to the Loan Account equal to:

     (a)  the requested loan amount; plus

     (b)  any outstanding loan; minus

     (c)  the amount in the Loan Account prior to these transfers.

     This transfer will be made on a pro-rata basis from the Investment Divisions and the Fixed Account unless you request otherwise.

9.3 LOAN ACCOUNT The Loan Account secures Policy Debt and is part of the General Account. The amount in the Loan Account on any date will not be less than:

     (a)  the amount in the Loan Account on the prior Policy Anniversary; plus

     (b)  any loan taken since the prior Policy Anniversary; less

     (c)  any loan amount repaid since the prior Policy Anniversary.

     The amount in the Loan Account will be credited with interest at a rate that will never be less than the greater of (1) the guaranteed interest rate applicable to the Fixed Account as shown on the Policy Data Page 2 (cont.), and (2) the effective annual loan interest rate less 2%. Interest accrues daily and is credited on the Monthly Deduction Day.

     On each Policy Anniversary, if the outstanding loans plus interest due exceeds the amount in the Loan Account, the excess will be transferred pro-rata from the Investment Divisions and the Fixed Account to the Loan Account.

     On each Policy Anniversary, if the amount in the Loan Account exceeds the amount of any outstanding loans plus interest due, the excess will be transferred from the Loan Account to the Investment Divisions and to the Fixed Account. Amounts transferred will first be transferred to the Fixed Account up to an amount equal to the total amounts transferred from the Fixed Account to the Loan Account. Any subsequent amounts transferred will be allocated according to your premium allocation in effect at the time of transfer unless you tell us otherwise.



                                     PAGE 14
                                     0920-14

9.4 LOAN INTEREST RATE Unless we set a lower rate for any period, the effective annual loan interest rate is 4%, which is payable in arrears. Loan interest accrues and is due each day. Loan interest not paid on the Policy Anniversary becomes part of the loan.

     On the date of death, the date the policy ends, the date of a loan repayment, or on any other date we specify, we will make any adjustment in the loan that is required to reflect any interest paid for any period beyond that date. If we have set a rate lower than 4% per year, any subsequent increase in the interest rate shall be subject to the following conditions:

     (1) The effective date of any increase in the interest rate for loans shall not be earlier than one year after the effective date of the establishment of the previous rate.

     (2) The amount by which the interest rate can be increased will not exceed one percent per year, but the rate of interest shall in no event ever exceed 4%.

     (3) We will give notice of the interest rate in effect when a loan is made and when sending notice of loan interest due.

     (4) If a loan is outstanding 40 days or more before the effective date of an increase in the interest rate, we will notify you of that increase at least 30 days prior to the effective date of the increase.

     (5) We will give notice of any increase in the interest rate when a loan is made during the 40 days before the effective date of the increase.

     The policy will not lapse in a given Policy Year solely as a result of a change in the loan interest rate during that Policy Year.

9.5 LOAN REPAYMENTS All or part of an unpaid loan and accrued loan interest can be repaid before the Insured's death or before we pay the full Cash Surrender Value benefit. We will deduct any Policy Debt when life insurance or full Cash Surrender Value proceeds are paid. A payment not designated as a loan repayment will not be credited to the policy as a loan repayment.

     The Cash Surrender Value reflects a deduction of any Policy Debt. It may happen in a given Policy Year that, based on the loan interest rate in effect when that year began (ignoring any subsequent increase in the rate during that year), the Policy Debt exceeds the Cash Value of this policy. In that event, we will mail a notice to you at your last known address, and a copy to the last known address of any assignee on our records. If the excess of the Policy Debt over the Cash Value is not paid within 31 days of that notice, the policy will end and there will be no more benefits under the policy and any attached riders.

                    SECTION TEN - PAYMENT OF POLICY PROCEEDS

10.1 PAYMENT OF POLICY PROCEEDS The life insurance proceeds of this policy will be paid in one sum. Such life insurance proceeds will bear interest computed daily from the date of the Insured's death to the date of payment.

     (a) Interest will accrue at the rate set by the Corporation for interest credited on life insurance proceeds. In determining the effective annual rate or rates, we shall use the rate in effect on the date of death.

     (b)  Interest will accrue at the effective annual rate determined in Item
          (a) above, plus additional interest at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of Items (i), (ii) and (iii) below to the date the claim is paid, where it is:

          (i)  The date that we received due proof of death;

          (ii) The date that we receive sufficient information to determine our liability, the extent of that liability, and the appropriate payee legally entitled to the proceeds; and

          (iii) The date that legal impediments to payment of proceeds that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to: (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors, and administrators; and (c) the submission of information required to satisfy state and federal reporting requirements.



                                     PAGE 15
                                     0920-15

                       SECTION ELEVEN - GENERAL PROVISIONS

11.1 ENTIRE CONTRACT The entire contract consists of this policy, any attached riders or endorsements, and the attached copy of the application. Also, any application used to modify this policy (including, but not limited to an application to increase or decrease the policy Face Amount, to add a rider, or that is required under the terms of Section 4.2 or Section 4.8 of this policy) will be attached to and made a part of this policy. Only our Chairman, President, Secretary, or one of our Vice Presidents is authorized to change the contract, and then, only in writing, except as necessary in the future to comply with applicable law. No change will be made to this contract without your consent. No agent is authorized to change this contract.

11.2 INFORMATION PROVIDED IN THE APPLICATION In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void this policy, or deny a claim, unless that statement is a material misrepresentation and is part of the application.

11.3 CONTESTABLE PERIOD We will not contest the payment of the life insurance proceeds based on the Initial Face Amount, after this policy has been in force during the lifetime of the Insured for 2 years from the Issue Date.

     If the Face Amount of this policy is increased as described in the Policy Changes Section or the Life Insurance Benefit is increased due to an Unplanned Premium payment as described in Section 4.2, the 2-year contestable period for each increase will begin on the effective date of such increase. We may contest the payment of that amount only on the basis of those statements made in the application for such increase in Face Amount.

     However, if the increase in Face Amount is the result of a corresponding decrease in the amount of insurance under any attached term rider, the 2-year contestable period for the amount of increase in Face Amount will be measured from the date this corresponding portion of term insurance became effective. Please refer to the Incontestability of Rider provision that may be in any rider or riders attached to this policy. This section will not apply to an increase in Face Amount that is due solely to a change in the Life Insurance Benefit Option.

     We will not contest the payment of any life insurance proceeds attributable to the difference in rates due to a reclassification after such reclassification has been in effect for 2 years from the effective date of a reclassification during the lifetime of the Insured. We will require evidence of insurability in cases of reclassification.

     If this policy ends, and is reinstated, we will not contest this policy based on statements made in the application for reinstatement after it has been in effect during the lifetime of the Insured for 2 years from the date of reinstatement.

11.4 SUICIDE EXCLUSION Suicide of the Insured, while sane or insane, within 2 years of the Issue Date, is not covered by this policy. In that event, this policy will end and the only amount payable will be the premiums paid to us, less any Policy Debt and any partial surrender benefits paid.

     If the Face Amount is increased as described in the Policy Changes Section or the Life Insurance Benefit is increased due to an Unplanned Premium payment as described in Section 4.2, then the 2-year suicide exclusion period for each increase will begin on the date on which this increase takes effect. If the suicide exclusion applies to an increase in the Face Amount, the only amount payable with respect to that increase will be the total Cost of Insurance we deducted for that increase. However, if the increase in Face Amount is the result of a corresponding decrease in the amount of insurance under any attached term rider, the 2-year suicide exclusion period for the increase in Face Amount will be measured from the date this corresponding portion of term insurance became effective.

     If this policy ends and is reinstated, suicide of the Insured, while sane or insane, within 2 years from the date of reinstatement is not covered.

11.5 CALCULATION OF AGE When we refer to a person's age in this policy on a Policy Anniversary, we mean the Insured's age on the birthday nearest that date. At any other time, age means the age on the birthday that is nearest to the date of the most recent Policy Anniversary.



                                     PAGE 16
                                     0920-16

11.6 MISSTATEMENT OF AGE OR GENDER If the age or gender of the Insured is not correct as stated, we will adjust any Cash Value proceeds, Cash Surrender Value proceeds and life insurance proceeds, up or down, to reflect the correct age or gender. The amount of the Life Insurance Benefit will be the amount that would be purchased by the most recent mortality charge at the correct age and gender.

11.7 DEFERRAL OF LOAN, SURRENDER OR LIFE INSURANCE BENEFIT PROCEEDS Generally, we will grant any loan, or pay any partial or full Cash Surrender Value Benefits, or life insurance proceeds within 7 days after we receive all the requirements that we need. However, we may defer making any of these payments for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In addition, we reserve the right to defer any loan, except a loan to pay a premium due us, or any of these payments, other than payment of life insurance proceeds, based on funds allocated to the Fixed Account for as long as 6 months from the date we receive your request. Interest will be paid on any amount deferred beyond that date. We will set the interest rate to be at least the rate required by law.

11.8 ASSIGNMENT While the Insured is living, you can assign this policy, or any interest in it. If you do this, your interest, and anyone else's, is subject to that of the assignee. As Owner, you still have the rights of ownership, which have not been assigned.

     An assignee cannot change the owner or beneficiary, and may not elect or change an optional method of payment. Any amount payable to the assignee will be paid in one sum. Unless otherwise specified by the owner, assignments shall take effect on the date the notice of assignment is signed by the owner.

     We must have a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment we make or other action we take before we record the assignment.

11.9 PROTECTION AGAINST CREDITORS Payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

11.10 PAYMENT TO CORPORATION Any payment made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation. When asked, we will provide a countersigned receipt for any premium paid to us.

     If your premium payment is returned for insufficient funds, we reserve the right to charge a $20 fee for each returned payment. If payment by check is returned for insufficient funds for two consecutive periods, the privilege to pay by check or electronically will be suspended until you notify us to reinstate it and we agree.

11.11 CONFORMITY WITH LAW This policy is subject to all laws that apply. We reserve the right to make changes to this policy or adjust policy values to ensure this policy at all times qualifies as life insurance for federal tax purposes.

11.12 DIVIDENDS This is a non-participating policy, on which no dividends are payable.

11.13 POLICY REPORT Each Policy Year after the first, while this policy is in effect and the Insured is living, we will send a written report to you within 30 days after the Policy Anniversary. It will show current information as of that Anniversary.

     This report will contain at least the following information:

     (i)  The beginning and end dates of the current report period.

     (ii) The Cash Value, if any, at the beginning of the current report period.

     (iii) The amounts that have been credited or debited to the Cash Value during the current report period, identified by type.

     (iv) The current Life Insurance Benefit at the end of the current report period.

     (v)  The Cash Value, if any, at the end of the current report period.

     (vi) The amount of outstanding loans, if any, at the end of the current report period.

     (vii) If applicable, a notice to the effect that the policy's Cash Surrender Value will not maintain insurance in effect until the end of the next reporting period unless further premium payments are made.



                                     PAGE 17
                                     0920-17

11.14 POLICY EXCHANGE Within 24 months of the Issue Date of this policy, you can exchange it for a new policy on the life of the Insured without evidence of insurability. In order to exchange this policy, we will require:

     (a)  that this policy be in effect on the date of exchange;

     (b)  repayment of any Policy Debt;

     (c) an adjustment, if any, for differences in premiums and Cash Values of this and the new policy.

     The date of exchange will be the later of: (a) the date you send us this policy along with a signed request in a form acceptable to us for an exchange; or (b) the date we receive at our Service Office, or at any other location that we indicate to you in writing, the necessary payment for the exchange.

     The new policy will be on a permanent plan of life insurance that we were offering for this purpose on the date of issue of this policy. The new policy will have a Face Amount equal to the Initial Face Amount of this policy. It will be based on the same issue age, sex and class of risk as this policy, but will not offer variable investment options such as the Investment Divisions. All riders attached to this policy will end on the date of exchange, unless we agree otherwise.

11.15 BASIS OF COMPUTATION All Cash Surrender Values and maximum Cost of Insurance rates referred to in this policy are based on the mortality table referenced on Policy Data Page 2. The mortality table applies if the Insured is in a standard or better class of risk. Separate scales of maximum Cost of Insurance rates apply to substandard class of risk.

     Semi-continuous functions are used, with interest as stated on Policy Data Page 2. We have filed a statement with the insurance official in the state or district in which this policy is delivered. It describes, in detail, how we compute policy benefits and Cash Surrender Values. Any Cash Values available under this policy are not less than the minimum values required by law of the state where the policy was delivered.

11.16 AGE 95 POLICY ANNIVERSARY Beginning on the Policy Anniversary on which the Insured is age 95:

     - No further Planned or Unplanned Premiums will be allowed and no further deductions for cost of insurance and Per Thousand Face Amount Charges will be made from the Cash Value.

     -    The amount in the Fixed Account will continue to accumulate interest.

     -    New policy loans can be requested.

     -    Partial surrenders will continue to be allowed.

     -    Changes to the Life Insurance Benefit Option will not be allowed.

     - The policy can be surrendered for its proceeds by submitting to us a signed written request that gives us the information we need.

     -    Any Supplementary Term Rider attached to the policy will also end.

     - Any assets in the Separate Account will continue to participate in the investment experience of the Investment Divisions.

     THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE INSURED'S ATTAINED AGE 95 UNDER FEDERAL TAX LAW AND THE POLICY MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. YOU SHOULD CONSULT YOUR TAX ADVISOR BEFORE CHOOSING TO CONTINUE THE POLICY OR TAKE A POLICY LOAN AFTER AGE 95.



                                     PAGE 18
                                     0920-18

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

51 Madison Avenue
New York, NY 10010

A Stock Company Incorporated in Delaware

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

Variable Life Insurance Benefit - Flexible Premium Payments Proceeds Payable at Insured's Death.

AMOUNT OF LIFE INSURANCE BENEFIT, DURATION OF COVERAGE AND POLICY VALUES MAY INCREASE OR DECREASE, REFLECTING INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT.

No Premiums Payable on or After Age 95.

Policy is Non-Participating.

309-20